UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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DOLLAR TREE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dollar Tree, Inc.

June 3, 2009

Dear Dollar Tree Institutional Shareholder:

Your investment and interest in Dollar Tree is sincerely appreciated.  The Dollar Tree Annual Meeting of Shareholders will be held on Thursday, June 18, 2009.

I am writing to remind you of the Board of Directors’ recommendations on the proposals to be voted on at the meeting and to encourage you to vote in accordance with those recommendations.

The Board of Directors recommends that shareholders vote “FOR” the election of all director nominees.

Dollar Tree has a long history of exemplary financial performance.  For example, the Company has grown its revenues and earnings per share every year since becoming a public company in 1995.  In fiscal 2008, a year of unprecedented macroeconomic challenges, Dollar Tree set new records for sales and earnings.  We also increased our operating margin, expanded selling square footage by 6.7%, and increased our cash net of debt by more than $284 million.  In addition, Dollar Tree was the top performing company in the entire Fortune 500 in terms of Total Return to Shareholders in 2008.  Dollar Tree’s share price increased 61% in 2008, while the Fortune 500 average declined by 40%.

Our strong performance has continued in 2009.  In the first quarter, a period of negative Gross Domestic Product and increasing unemployment, Dollar Tree’s consolidated net sales grew by 14.2% and comparable-store net sales increased by 9.2%.  Diluted earnings per share in the first quarter 2009 rose by 37.5%, compared with a solid performance during the same period last year.  Through the end of the first quarter 2009, Dollar Tree stock has outperformed the Dow Jones Industrial Average, the Russell 3000, and the S&P Retail index over the past one, three, five and ten years.

Our financial performance has not been achieved by accident.  With guidance from an experienced Board of Directors, our success has been a direct result of rigorous execution of a long-term strategy that would not have been possible without Board continuity.  While prudently managing capital, the Company invested with foresight to build a solid and scalable Logistics Infrastructure and to develop and implement Information Technology systems that are tailored to Dollar Tree’s unique business model.

We believe that we have an exceptionally strong and experienced Board of Directors.  The Board is structured to represent the interests of all shareholders by balancing experience with the regular opportunity to add valuable, fresh perspectives.  The Board has helped to guide our management team to implement a long-term strategic plan, which has resulted in building long-term value for Dollar Tree shareholders.  The Board has also demonstrated its commitment to good corporate governance by enacting several significant governance changes in the past several years.  These have included, among others: separating the roles of Chairman and CEO, appointing an independent lead director, adopting a majority vote policy for uncontested director elections, and eliminating supermajority vote requirements from the Articles of Incorporation.

This years’ slate includes Mr. Thomas A. Saunders, the Company’s lead director, and Mr. J. Douglas Perry, Co-founder and Chairman Emeritus of Dollar Tree, both of whom have been integral parts of the overall guidance and oversight provided by the Board.  Mr. Saunders and Mr. Perry have a deep understanding of the Company and its unique business model.  Mr. Saunders has previously served as Chairman of the Audit Committee, and is a significant shareholder, currently holding more than 800,000 shares of Dollar Tree stock.

The slate also includes two of the Company’s new independent directors, Arnold S. Barron and Carl P. Zeithaml, each of whom joined the Board in 2008.  Mr. Barron brings to your Board more than 30 years of experience in value retailing with TJX Companies, Inc., most recently serving as Sr. Executive VP, and Group President.  Dr. Zeithaml is the Dean of the McIntire School of Commerce at the University of Virginia, which was recently named the nation’s best undergraduate business program by BusinessWeek.  He is also a Professor of Management, specializing in strategy development.

We do not believe that Dollar Tree shareholders should vote against any of our director nominees, all of whom have outstanding qualifications, solely because the Board did not implement a 2008 shareholder proposal to declassify the Company’s Board.  As discussed further below, the Board sincerely believes that such a proposal is not in the best interests of Dollar Tree and all of its shareholders.  We also believe that, regardless of one’s position regarding the declassification proposal, all shareholders have and will continue to benefit from the leadership and insight provided by our directors.

For these reasons, we urge you to vote “FOR” the election of all Dollar Tree director nominees.

The Board of Directors also recommends that shareholders vote “AGAINST” the shareholder proposal to declassify the Board of Directors.

We respect the views of our shareholders, and have a clear track record of working to enhance the Company’s corporate governance.  To this end, the Board has considered the issue of Board declassification carefully and we have discussed it at length with many of our shareholders.  We believe this proposal would be highly disruptive to a governance system that has worked well for Dollar Tree and is not in the best interests of the Company or our shareholders.

One structure does not work for every company.  As the only national retailer operating at a single price point, Dollar Tree is unique. It takes several years for a new director to fully understand the complexities of the Dollar Tree business model.  We strongly believe the Company benefits from such experience.  Experienced Dollar Tree Board members are prepared to make strategic decisions that are in the long-term best interests of the Company and its shareholders.  If the Board were declassified, it could be wholly replaced by directors who were unfamiliar with the Company and its unique business strategies.  This could be particularly harmful in a challenging and tumultuous economic environment.

The Dollar Tree Board structure allows for measured change and prudent Board succession.  In fact, since July 2007, we have added three new independent directors, who have brought new insights and perspectives, while benefiting from interaction with directors who have longer experience with the Company.  Two of these new directors are standing for election this year. The Dollar Tree Board is active, involved, knowledgeable and focused on building long-term value for all Dollar Tree shareholders.  As outlined earlier, the outstanding qualifications of our current slate of candidates further exemplifies the Board’s commitment to balancing experience, continuity and stability with the regular opportunity to add valuable, fresh perspectives.

I thank you for your investment in Dollar Tree, and urge you to please vote “AGAINST” this shareholder proposal, and “FOR” the election of all director nominees.

If you have any questions regarding the matters discussed in this letter or you need assistance in submitting your vote, please contact either:

•	Jay Gorry, General Counsel/Corporate Secretary of Dollar Tree at 757-321-5419,

•	Timothy Reid, Vice President Investor Relations at 757-321-5284, or

•	Tom Gardiner of Georgeson, our proxy solicitor, at 212-440-9872.

Thank you for your consideration.

Regards,

/s/ Bob Sasser

Bob Sasser
Chief Executive Officer & President